EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
STM Wireless, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-50806, 33-995570, 33-99572 and 333-94227) on Form S-8 and registration statements (Nos. 33-70650, 33-73962, 33-99568, 333-50485, 333-85707 and 333-92723) on Form S-3 of STM Wireless, Inc. of our report dated February 15, 2002, relating to the consolidated balance sheets of STM Wireless, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2001, and the related schedule, which report appears in the December 31, 2001, annual report on Form 10-K of STM Wireless, Inc.

KP	MG LLP

Orange County, California
March 25, 2002

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